EXECUTION VERSION

TRANSITION SERVICES AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into this 5th day of November, 2013 (the “Effective Date”), by and among Euramax Holdings, Inc., a Delaware corporation (“Holdings”), Euramax International, Inc., a Delaware corporation (the “Company”) and Mitchell Lewis (the “Executive”).
WHEREAS, the Executive currently serves as Chief Executive Officer of the Company and Holdings pursuant to an Amended and Restated Executive Employment Agreement by and among Holdings, the Company and the Executive dated June 1, 2011 (the “Employment Agreement”);
WHEREAS, the Executive, Holdings and the Company have agreed that the Executive’s services to the Company Group as Chief Executive Officer and the Executive’s employment with the Company Group shall terminate and the Executive shall provide transition services, in each case in accordance with the terms hereof;
WHEREAS, any capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.
NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Public Announcement. On or about November 8, 2013, the Company Group shall publicly announce in substantially the form of Exhibit A that the Executive’s services to the Company Group as Chief Executive Officer have terminated, effective immediately. The date of such announcement is herein referred to as the “Announcement Date”. Effective on the Announcement Date, the Executive shall be deemed to have resigned from the Holdings Board, the Company Board and each other board of directors of any member of the Company Group on which he serves, and shall be deemed to have resigned as an officer of each member of the Company Group for which he is an officer.  The foregoing resignations shall be automatically self-effectuating and require no further action by Holdings, the Company or the Executive; notwithstanding the foregoing, however, the Executive agrees to execute such further documents as Holdings or the Company may reasonably request to effectuate such resignations.
2.    Transition Services. Following the Announcement Date, the Executive shall remain employed by the Company Group for the period commencing on the Announcement Date and ending on a date, to be determined by the Holdings Board, which will be after January 1, 2014 and on or before March 1, 2014 (such period, the “Transition Period”). During the Transition Period, the Executive shall not be required to be physically present in the Company’s offices during the Transition Period, but shall be reasonably available as called upon by the Holdings Board or the Company Board. Upon the Executive’s breach of this Section 2 after the Company has provided the Executive with written notice of such breach and a reasonable opportunity to cure, the Executive shall be liable to the Company for liquidated damages in the amount of $200,000.
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3.     Compensation. During the Transition Period, the Executive shall receive base compensation at his current annualized rate of $600,000, payable in accordance with the Company’s standard payroll procedures and subject to all applicable tax and other employment-related withholdings. During the Transition Period, the Executive shall remain eligible to participate in the Company’s health, welfare and retirement plans in accordance with their respective terms as generally exist for senior executives, other than the Euramax International, Inc. Supplemental Executive Retirement Plan. The Executive shall be eligible to receive an annual bonus with respect to calendar year 2013 in accordance with the terms of the applicable incentive plan in which he participates as of the date hereof. Executive shall be permitted to utilize his current automobile pursuant to his existing automobile benefits until ten (10) days following the Termination Date. The Company will continue to reimburse Executive for travel and entertainment expenses incurred prior to the Termination Date in accordance with the Company’s policy.
4.    Termination of Employment. Upon the date determined by the Holdings Board as the date on which the Transition Period shall end (the “Termination Date”), the Executive’s employment with all members of the Company Group shall terminate and such termination shall be considered to be a termination by the Company without Cause and not a “Nonqualifying Termination,” pursuant to the terms of the Employment Agreement. The Board shall not be required to give the Executive any advance notice of the Termination Date but shall use its reasonable best efforts to give Executive two (2) business day notice prior to the Termination Date. The Executive hereby acknowledges that any voluntary resignation of his employment following the date hereof shall not constitute a resignation for “Good Reason” pursuant to the terms of the Employment Agreement.

5.    Severance.

(a)    General. Provided that the Executive has not voluntarily resigned by written notice pursuant to Section 5.3(b) of the Employment Agreement his employment prior to the end of the Transition Period and has not engaged in conduct constituting Cause as specifically defined in Section l(c)(i) of the Employment Agreement, the Executive shall be entitled to severance following his termination of employment in accordance with the terms of Section 3.1 of the Employment Agreement (which amount shall be $1,800,000 for Sections 3.1(d) and 3.1(e) in the aggregate), subject to the Executive’s execution of a release of claims in the form attached hereto as Exhibit B on or after the Termination Date that has become irrevocable within thirty (30) days after the Termination Date. The severance payments to be made in this Section 5 shall be a lump-sum cash amount paid by wire transfer (to an account selected by the Executive) within ten (10) days of the Executive’s .pdf executed delivery of the Release pursuant to the notice provisions of Section 13 herein in the form attached hereto as Exhibit C; provided, that, the Release has become irrevocable pursuant to Section 5 of the Release by such tenth (10th) day.

(b)    Certain Conditions. Without limiting the Company’s ability to enforce the provisions of Article IV of the Employment Agreement or Section 6 of this Agreement, the Executive agrees that the Executive shall be entitled to the payments and benefits provided for in Section 5(a) of this Agreement if and only if Executive (i) has not materially breached as of the Termination Date the provisions of Sections 4.2 or 4.3 of the Employment Agreement or (ii) has

remedied or cured any breach of the provisions of Sections 4.2 or 4.3 of the Employment Agreement within fifteen (15) Business Days after receipt of written notice from the Company of a breach of any such provisions, and (iii) does not breach or fail to remedy or cure any breach of any such sections within fifteen (15) Business Days after receipt of written notice from the Company of a breach of any such provisions at any time during the Noncompete Period (as defined below); provided, that (a) the Company’s obligation to make such payments or provide such services will terminate upon the occurrence of any such breach that is not remedied or cured as provided herein during such Noncompete Period and (b) Executive shall immediately repay to the Company in cash an amount equal to the after-tax amount of the lump sum payments in Section 5 multiplied by a fraction, the numerator of which shall be twenty-four (24) minus the number of completed months in the Noncompete Period preceding the breach, and the denominator of which shall be twenty-four (24); and provided further that in the event the Company materially breaches its obligation to make payments and provide benefits provided for in Section 5(a), and the Company has not remedied or cured such breach within fifteen (15) Business Days after receiving written notice from the Executive, the Executive’s obligations under the provisions of Section 4.3 of the Employment Agreement (as clarified by Section 6 of this Agreement) shall immediately terminate.

6.    Restrictive Covenants. The Executive hereby acknowledges and affirms that (i) following the date hereof, the restrictive covenants set forth in Article IV of the Employment Agreement shall continue to apply in accordance with the terms of the Employment Agreement and (ii) the “Noncompete Period” for purposes of the restrictive covenants contained in Section 4.3 of the Employment Agreement shall end on the date that is twenty-four (24) months following the Termination Date.

7.    Complete Agreement. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof. Except to the extent modified herein, the Employment Agreement shall remain in full force and effect.
8.    Nonassignability. No right granted to the Executive under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).
9.    Right of Discharge Reserved. Except as otherwise set forth herein nothing in this Agreement shall confer upon the Executive any right to continue in employment with the Company or any of its subsidiaries or affiliates or affect any right that the Company or any of its subsidiaries or affiliates may have to terminate the employment of the Executive.
10.    Successors and Assigns.
(a)    This Agreement shall not be terminated by any merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any other member of the Company Group (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred (the “Surviving Company”) and such Surviving Company shall be treated as the Company hereunder.

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die and, under the terms of this Agreement, any payment would be required to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such Person or Persons appointed in writing by Executive to receive such amounts or, if no Person is so appointed, to Executive’s estate.

11.    Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
12.    Governing Law, Validity. The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect. In the event of any dispute, claim, or litigation arising out of or relating in any way to this Agreement, the parties hereby agree and consent to be subject to the jurisdiction of the state courts of Fulton County, Georgia. The parties hereby irrevocably waive, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
13.    Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by email to the following addresses:

If to Executive:	Attention: Mitch Lewis at mitchblewis@gmail.com

If to the Company or Holdings:	Attention: Chairman at mlundin@resiliencecapital.com

With a copy to:	Attention: General Counsel at sreddy@euramax.com
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.    Authorization. Holdings and the Company each warrants and represents that the individual(s) signing this Agreement on its behalf is/are fully authorized to do so.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EURAMAX HOLDINGS, INC.

By:	/s/ Michael D. Lundin
Title: Chairman

EURAMAX INTERNATIONAL, INC.

By:	/s/ R. Scott Vansant
Title: Senior Vice President of North America

EXECUTIVE

By:	/s/ Mitchell Lewis

[Transition Services Agreement]

EXHIBIT A

Announcement

Euramax International, Inc. today announced that Mitchell B. Lewis, President, Chief Executive Officer and Director, will step down after leading the Company as its President and CEO for the past five years.  Mr. Lewis will continue in an advisory role while the Board of Directors conducts a search for his replacement.  Mr. Michael Lundin, Chairman of the Board, will serve as interim President and CEO until the search process is completed.
Mr. Lewis, an executive with Euramax prior to its management buyout from Alumax Inc. in 1996, served in increasing roles of responsibility during his tenure with the Company. He was promoted to the role of the President of Amerimax Building Products in 1993.  Beginning in April 1998, he assumed additional responsibilities as the Company’s Senior Vice President, Executive Vice President and Chief Operating Officer until he was named President and Chief Executive Officer in February 2008. Mr. Lewis was instrumental in the strategic growth of the Company and providing leadership to the Euramax organization through challenging North American and European markets.
"Serving as the CEO of Euramax has been one of the most rewarding experiences of my career.  Euramax’s associates are dedicated to providing outstanding service to our customers, driving the organization through business development and creating growth and development opportunities for the Euramax family. I have been fortunate to be part of their team. I am confident that Euramax’s strong management team will provide the leadership for the Company to continue the momentum we currently enjoy in the months and years ahead. I would like to thank the Board for their support of this transition”
"I would like to commend Mitch for his leadership of Euramax through some challenging economic times," said Michael Lundin, Chairman of the Board. "Mitch not only succeeded in the completion of the Company's restructuring in 2009 and subsequent full refinancing in 2011, but also in keeping the organization focused on its customers and operations during his tenure. We thank him for his years of service and wish him well in his future endeavors."
Forward Looking Statements
Certain statements contained in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contact
Mary Cullin, Senior Vice President and Chief Financial Officer
Phone: 770-449-7066
Email: mcullin@euramax.com

EXHIBIT B

Release of Claims

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.    In consideration of the payments and benefits to be made pursuant to or which are contemplated by the Transition Agreement, dated as of November __, 2013 (the “Transition Agreement”), to which Mitchell Lewis (the “Employee”), Euramax Holdings, Inc., a Delaware corporation (“Holdings”) and Euramax International, Inc., a Delaware corporation (the “Company”) (each of the Employee, Holdings and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Employee acknowledges, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings, the Company and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement among the parties hereto dated June 1, 2011 (the “Employment Agreement”), the Employee’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including, without limitation, claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Employee arising under, or preserved by, the Transition Agreement;

(B)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)	rights to indemnification the Employee may have under the by-laws or certificate of incorporation of Holdings and the Company and its affiliates or applicable law; and

(E)	rights that the Employee may have as an equity holder of Holdings or the Company.
2.    The Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Employee specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any other Federal, state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive. Nothing in this Release shall preclude the Employee from seeking to access any governmental agencies for any reason (including the filing of any claim of employment discrimination with the Equal Employment Opportunity Commission) at any time; provided, that, in such event, the Company or Holdings may assert the Release as a bar to any claim waived and released in Section 1 of this Release.

5.    As to rights, claims and causes of action arising under ADEA, the Employee acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Release. If the Employee accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Employee shall irrevocably forfeit any right to any payment or benefits provided under or which are contemplated by the Transition Agreement, but the remainder of the Transition Agreement and the post-employment covenants of the Transition Agreement and the Employment Agreement shall continue in full force.

6.    Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Employee.

7.    The Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.    The Employee acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.
9.    The Employee acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.    The Employee acknowledges that the severance payments he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Employee is entitled from the Company or Holdings.

11.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
12.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
13.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
14.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
15.    This Release shall be binding upon any and all successors and assigns of the Employee, the Company and Holdings.
16.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by Employee as of ____________________.

EMPLOYEE

By:

Mitchell Lewis